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                                                                   Exhibit 23.01




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 1999 relating to the financial statements and financial statement schedules of Developers Diversified Realty Corporation, which appears in Developers Diversified Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 7, 1999 relating to the financial statements, which appears in the Annual Report of the Developers Diversified Realty Corporation Profit Sharing Plan and Trust on Form 11-K for the year ended December 31, 1998.


PricewaterhouseCoopers LLP

Cleveland, Ohio
August 20, 1999